Proxy Voting Policies and Procedures

These policies and procedures set forth the responsibilities of Blackstone Real Estate Income Fund (“BREIF”), Blackstone Real Estate Income Fund II (“BREIF II” and together with BREIF I, the “Feeder Funds”) and Blackstone Real Estate Income Master Fund (the “Master Fund” and together with the Feeder Funds, the “Funds”) with respect to the voting of proxies. The Master Fund has delegated the voting of proxies for Fund securities to Blackstone Real Estate Income Advisors L.L.C. (the “Investment Manager”) pursuant to the Investment Manager’s proxy voting guidelines (included in the Investment Manager’s compliance policies), which the Funds have adopted. Under these guidelines, the Investment Manager will vote proxies related to Fund securities in the best interests of each Fund and its shareholders.

Whenever a Fund as an investor in the Master Fund is requested to vote on matters pertaining to the Master Fund, the Fund will seek voting instructions from its investors and will vote its interest in the Master Fund for or against such matters proportionately to the instructions to vote for or against such matters received from its investors. Each Fund shall vote shares of the Master Fund for which it receives no voting instructions in the same proportion as the shares of the Master Fund for which it receives voting instructions.

Information on how a Fund voted proxies (if any) relating to portfolio securities during the most recent 12-month period ended June 30 will be reported on Form N-PX.

Attached hereto is a copy of the Investment Manager’s voting policies and procedures.

Blackstone Real Estate Group

Voting Policies and Procedures

I.	Policy

Proxy voting is an important right of shareholders and reasonable care and diligence must be undertaken to ensure that such rights are properly and timely exercised. When the Real Estate Group has discretion to vote the proxies of the Funds, the Real Estate Group will vote these proxies in the best interest of its clients and in accordance with these policies and procedures. These policies and procedures are a supplement to, and form a part of, the Supplement.

II.	Proxy Voting Procedures

All proxies received by the Real Estate Group will be sent to the CCO who will ensure that:

(1) A record is kept of each proxy received, which record keeping may be delegated as the CCO determines. For BREP the current delegation is to a member of Asset Management;

(2) The proxy is forwarded, by e-mail or otherwise, to the investment professional who monitors the investment or the CIO, who will make the voting decision with respect to such proxy (the “Voting Person”); and

(3) The Voting Person is provided the name of the entity that holds the security and the date by which the Real Estate Group must vote the proxy in order to allow enough time for the completed proxy to be returned to the issuer prior to the vote taking place.

Absent material conflicts (see Section IV), the Voting Person will determine how the Real Estate Group should vote the proxy. The Voting Person will communicate his or her decision to the individual responsible for completing the proxy and delivering it in a timely and appropriate manner.

The Real Estate Group may retain a third party to assist it in coordinating and voting proxies with respect to the Funds’ securities. If so, the CCO, CFO and/or COO shall monitor the third party to assure that all proxies are being properly voted and appropriate records are being retained.

In the ordinary course of business, the BREDS Funds’ securities may be borrowed, hypothecated, rehypothecated or pledged by the BREDS Funds’ custodians on the record date for determining eligibility to vote a proxy. In such case, the BREDS Funds typically will not be eligible to vote the securities. The Real Estate Group does not believe it is necessary or practical to insist that the custodians “lock up” the BREDS Funds’ securities at all times (i.e., not allow the BREDS Funds’ securities to be borrowed, hypothecated, rehypothecated or pledged). However, the Real Estate Group will request that the custodian “lock up” the BREDS Funds’ securities on a record date if the vote in question is material to the BREDS Funds’ investment.

III.	Voting Guidelines

In the absence of specific voting guidelines from its clients, the Real Estate Group will vote proxies in the best interests of its clients. The Real Estate Group believes that voting proxies for equity securities in accordance with the following guidelines is in its clients’ best interests.

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Generally, the Real Estate Group will vote in favor of routine corporate housekeeping proposals, including election of directors (where no corporate governance issues are implicated), selection of independent auditors (even for the avoidance of doubt where the proposes auditor is currently the auditor of (TBG), and increases in or reclassification of common stock.

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Generally, the Real Estate Group will vote against proposals that make it more difficult to replace members of the issuer’s board of directors, including proposals to stagger the board, cause management to be overrepresented on the board, introduce cumulative voting, introduce unequal voting rights, and create supermajority voting.

For other proposals relating to equity securities, the Real Estate Group will determine whether a proposal is in the clients’ best interests and may take into account the following factors, among others:

(1) whether the proposal was recommended by management and the Real Estate Group’s opinion of management;

(2) whether the proposal acts to entrench existing management; and

(3) whether the proposal fairly compensates management for past and future performance.

For proxies relating to non-equity securities, the Real Estate Group will determine on a case-by-case basis whether a proposal is in the clients’ best interests taking into account the class of investment held by the client and such other factors the Real Estate Group deems appropriate.

The Real Estate Group may elect not to vote certain routine proxies where doing so would be unduly burdensome.

IV.	Conflicts of Interest

(1) The CCO, the Head of Asset Management and/or COO will identify any conflicts that exist between the interests of the Real Estate Group and its clients. This examination will include a review of the relationship of the Real Estate Group and its affiliates with the issuer of each security and any of the issuer’s affiliates to determine if the issuer is a client of the Real Estate Group or an affiliate of the Real Estate Group, or the issuer has some other relationship with the Real Estate Group or an affiliate of the Real Estate Group.

(2) If a material conflict exists, the Real Estate Group will determine whether voting in accordance with the voting guidelines and factors described above is in the best interests of its clients.

V.	Disclosure

The Real Estate Group will disclose in each Fund’s offering memoranda or prospectus, as applicable, that investors in the Fund, by written request, may obtain information on how the Real Estate Group voted proxies received by the Fund, and may obtain a copy of these policies and procedures. If an investor so requests this information, the Head of Asset Management, with input from the CCO, will prepare a written response to the investor that, with respect to the time period in question, lists, with respect to each voted proxy, (1) the name of the issuer; (2) the proposal voted upon; and (3) how the Real Estate Group voted the proxy.

VI.	Recordkeeping

The CCO will designate an individual to maintain records relating to the Real Estate Group’s proxy voting procedures. Currently that designation resides with a member of Asset Management Records will be maintained and preserved for seven years from the end of the fiscal year during which the last entry was made on a record, with records for at least the first two years kept on site. The following will be included in such records:

(a) A record of each vote that the Real Estate Group casts;

(b) A copy of any document that the Real Estate Group created that was material to making a decision on how to vote proxies, or that memorializes the decision; and

(c) A copy of each written client/investor request for information on how the Real Estate Group voted proxies, and a copy of any written response to such request.

VII.	Class Actions

When a recovery is achieved in a class action, investors who owned shares in the company subject to the action have the option to either: (1) opt out of the class action and pursue their own remedy; or (2) participate in the recovery achieved via the class action. If class action documents are received by the Real Estate Group on behalf of the Funds, the Voting Person, with input from the CCO, will determine if it is in the best interests of the Funds to participate in, or opt out of, the class action. The CCO will maintain appropriate documentation of such decision.